UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 25, 2006  (October 19, 2006)
Date of Report  (Date of earliest event reported)
Protective Life Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11339	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South
Birmingham, Alabama 35223
(Address of principal executive offices and zip code)

(205) 268-1000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On October 19, 2006, Protective Life Corporation ("Protective" or the "Company") conducted a teleconference to discuss the Company’s announcement that it expected to take a charge of approximately $35 million pretax, or $0.32 per diluted share, related to two discontinued lines of business. The $0.32 per share is expected to be included in operating earnings as reported in the Company’s third quarter results. Protective’s Chief Executive Officer, Johnny Johns, reported an expected $26 million charge related to the discontinued Lender’s Indemnity product and an expected $9 million charge related to the discontinued Residual Value product line.

The following discussion is a summary of the material information regarding the Company’s results of operations or financial condition discussed on this call:

The Lender’s Indemnity product line is within Protective’s Asset Protection Division and was in existence when Protective acquired Lyndon Property Insurance Company in 2000. The product guarantees to the lender, primarily credit unions, an amount approximately equal to the difference between the value of a vehicle and the outstanding balance of a loan in the event the vehicle is repossessed and sold because the loan is in default. The aggregate of outstanding loans was approximately $700 - $800 million when Protective discontinued this business in 2003.

CENTRIX Financial LLC (“CENTRIX”), headquartered in Denver Colorado, was the originator and servicer of these sub-prime auto loans through an auto dealer network. The lenders and beneficiaries of the product were approximately 300 credit unions throughout the country. In conjunction with the discontinuation of the product line in 2003, Protective reached agreement with CENTRIX and Founders Insurance Company Limited (“Founders”), a reinsurer affiliated with CENTRIX, under which Protective received cash collateral and guarantees which it believed at the time and until recently would be sufficient to cover the remaining risk on the business.

In 2005, CENTRIX started to incur some financial difficulty and Protective permitted CENTRIX to use a portion of the cash collateral to pay some of the claims. By allowing CENTRIX to use the cash collateral, Protective was trying to maintain the ongoing business status of CENTRIX, the servicer of this business, and believed that the cash collateral available was materially adequate to cover the runoff liabilities.  Protective based its liability estimates with respect to the runoff business on the pattern and frequency of claims that were being reported to Protective by CENTRIX. After a bankruptcy petition was filed for CENTRIX in September, 2006, an audit of CENTRIX revealed a significant backlog of claims that had been previously unreported to Protective, causing Protective to change assumptions relating to the amount of potential liability outstanding.

Based on current information, Protective believes there are a total of approximately 10,600 loans with an aggregate loan balance of approximately $88 million. Based on current information, the Company believes that approximately half of the loans outstanding are in current status. In the short term, CENTRIX is expected to continue to operate as a debtor in possession and will continue to service the outstanding loans. Protective has increased the reserves for this business based on the expectation that the frequency of losses will be greater than previously assumed. The Company is projecting a claims frequency of approximately 50% on the remaining loans. Assumptions will be analyzed and updated as this business continues to run off. This reserve does not take into account any potential recoveries.

With respect to the Residual Value charge, there has been a decline of approximately 5% in the estimated value of the portfolio of automobiles covered by the Residual Value program during 2006. The $9 million charge to this line relates directly to the decline. Protective believes this change in reserve is consistent with previously disclosed sensitivity analysis. Mr. Johns reported that an immediate additional decrease in used car prices of 2.5% or 5% would be expected to result in an additional charge of approximately $2.5 million or $5.5 million, respectively. If used car prices were to increase by 5%, the expected result would be an improvement of approximately $4 million.

Protective is near the end of both the Lenders Indemnity and Residual Value books of business and expects the runoff of the business to be complete by 2008. The vast majority of the Lenders Indemnity business runs off in 2007.  For Residual Value, there are approximately 60,000 leases currently exposed as of September 30, 2006, and these leases are expected to runoff rapidly in the next 18 months. The estimated number of contracts outstanding is expected to be approximately 49,000 at the end of 2006 and approximately 12,000 at the end of 2007.

Mr. Johns reported that the Company’s planned release of earnings on November 7, 2006, was not related to these charges, but was intended to allow additional time to account for the complexities of the Chase acquisition, which closed during the third quarter. Mr. Johns indicated that although the Company does not give quarterly earnings guidance, and does not yet know what the outcome of the quarter is going to be, the earnings may be a little bit soft in light of the interest rate environment. He reported that he currently doesn’t see any other large items evolving for the quarter. Mr. Johns also reported that, notwithstanding the charges, the Company expected to be within the guidelines set by the rating agencies at the end of the year.

The foregoing was a summary of information discussed on a teleconference which occurred on October 19, 2006. Protective does not undertake a duty to update such information after such date.

Forward-looking statements

This summary includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The expected charges included in this summary were based on management’s current estimate of the charges and there can be no assurance that amounts may not change.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Protective Life Corporation
By:	/s/ STEVEN G. WALKER Steven G. Walker Senior Vice President, Controller and Chief Accounting Officer

Date: October 25, 2006